UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 14, 2006
Sirna Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-27914 (Commission File Number)	34-1697351 (I.R.S. Employer Identification No.)

185 Berry Street, Suite 6504 San Francisco, California (Address of Principal Executive Offices)	94107 (Zip Code)
(415) 512-7200
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
     The Board of Directors (the “Board”) of Sirna Therapeutics, Inc. (the “Company”) has previously approved an amendment to the Sirna Therapeutics, Inc. 2005 Performance Incentive Plan (the “2005 Plan”) which would increase the number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the 2005 Plan by an additional 2,000,000 shares. The proposed amendment would also increase the limit on the number of shares that may be delivered pursuant to “incentive stock options” by 2,000,000 shares. At the Company’s annual stockholders meeting held on June 14, 2006, the Company’s stockholders approved the 2005 Plan amendment.
     The following summary of the 2005 Plan is qualified in its entirety by reference to the text of the 2005 Plan, which was previously filed as Annex A to the Company’s revised proxy statement dated May 25, 2006.
     The Board or one or more committees appointed by the Board administers the 2005 Plan. The Board has delegated general administrative authority for the 2005 Plan to the Compensation Committee of the Board.
     The administrator of the 2005 Plan has broad authority under the 2005 Plan to, among other things, select participants and determine the type(s) of award(s) that they are to receive and determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award.
     Persons eligible to receive awards under the 2005 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company or any of its subsidiaries, and certain consultants and advisors to the Company or any of its subsidiaries.
     The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2005 Plan equals the sum of: (1) 5,749,745 shares (after giving effect to the 2005 Plan amendment), plus (2) the number of any shares subject to stock options granted under the Company’s 2001 Stock Option Plan (the “2001 Plan”) or the Company’s 1996 Stock Option Plan (the “1996 Plan”), which expire, or for any reason are cancelled or terminated, after June 14, 2005.
     To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2005 Plan. In the event that shares are delivered in respect of a dividend equivalent right, stock appreciation right, or other award, only the actual number of shares delivered with respect to the award will be counted against the share limits of the 2005 Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2005 Plan will again be available for subsequent awards under the 2005 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2005 Plan, the 2001 Plan or the 1996 Plan (with respect to such payment in connection with any award under the 2001 Plan or the 1996 Plan, only to the extent such transaction occurred after June 14, 2005), as well as any shares exchanged by a participant or withheld by the Company or one of its subsidiaries to satisfy the tax withholding obligations related to any award under the 2005 Plan, the 2001 Plan or the 1996 Plan (with respect to such exchange or withholding in connection with any award under the 2001 Plan or the 1996 Plan, only to the extent such transaction occurs after the June 14, 2005), will be available for subsequent awards under the 2005 Plan. In addition, the 2005 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2005 Plan.
     The types of awards that may be granted under the 2005 Plan include stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as certain cash bonus awards.
     As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2005 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sirna Therapeutics, Inc. (Registrant)
Date: June 20, 2006	By:	/s/ Gregory L. Weaver
Gregory L. Weaver
Senior Vice President and Chief Financial Officer

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